Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO RESTATED CERTIFICATE OF INCORPORATION

OF

INFOSPACE, INC.

InfoSpace, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The corporation’s Restated Certificate of Incorporation is amended as follows:

a. Article 1 of the corporation’s Restated Certificate of Incorporation is amended to read in its entirety as follows:

“ARTICLE 1. NAME

The name of the corporation is Blucora, Inc.”

b. The first sentence of Section 4.1 of the corporation’s Restated Certificate of Incorporation is amended to read in its entirety as follows:

“The total authorized stock of the Corporation shall consist of two classes: (i) 900,000,000 shares of Common Stock having a par value of $0.0001 per share (“Common Stock”) and (ii) 15,000,000 shares of Preferred Stock having a par value of $0.0001 per share (“Preferred Stock”).”

2. The foregoing amendments to the corporation’s Restated Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, InfoSpace, Inc. has caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by its duly authorized officer on this 4th day of June 2012.

INFOSPACE, INC.

By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary